Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

    The following summary describes the Class A common stock, par value $0.01 per share (the “Class A common stock”), of Core & Main, Inc. (“us,” “we,” “our,” and the “Company”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. The following also contains a description of our Class B common stock, par value $0.01 per share of the Company (the “Class B common stock”), which is not registered pursuant to Section 12 of the Exchange Act. The description of the Class B common stock is necessary to understand the material terms of the Class A common stock.

    The following description does not purport to be complete and is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), the Company’s amended and restated bylaws (the “By-laws”) and the General Corporation Law of the State of Delaware (the “DGCL”). Capitalized terms used in this Exhibit that are not defined herein are defined in the Annual Report on Form 10-K of which this Exhibit is a part (the “Annual Report”).
General
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 500,000,000 shares of Class B common stock, par value $0.01 per share, and 100,000,000 shares of undesignated preferred stock, par value $1.00 per share.
Common Stock
Holders of outstanding shares of our Class A common stock and Class B common stock vote as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Delaware law entitles the holders of the outstanding shares of Class A common stock and Class B common stock to vote separately as different classes in connection with any amendment to our Certificate of Incorporation that would increase or decrease the par value of the shares of such class or that would alter or change the powers, preferences or special rights of such class so as to affect them adversely. As permitted by Delaware law, our Certificate of Incorporation includes a provision which eliminates the class vote that the holders of Class A common stock would otherwise have with respect to an amendment to the Certificate of Incorporation increasing or decreasing the number of shares of Class A common stock we are entitled to issue and that the holders of Class B common stock would otherwise have with respect to an amendment to the Certificate of Incorporation increasing or decreasing the number of shares of Class B common stock we are entitled to issue. Thus, subject to any other voting requirements contained in the Certificate of Incorporation, any amendment to the Certificate of Incorporation increasing or decreasing the number of shares of either Class A common stock or Class B common stock that we are authorized to issue would require a vote of a majority of the outstanding voting power of all capital stock (including the Class A common stock and Class B common stock), voting together as a single class.
Class A Common Stock
Holders of Class A common stock are entitled:
•to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;
•to receive, on a pro rata basis, dividends, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and
•upon our liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

    The holders of our Class A common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class A common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our Class A common stock are subject to any series of preferred stock that we may issue in the future.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “CNM”.

Class B Common Stock
Class B common stock is only to be issued to the extent necessary to maintain a one-to-one ratio between the number of limited partner interests of Holdings (the “Partnership Interests”) held by the Continuing Limited Partners (or their permitted transferees) and the number of shares of Class B common stock issued to the Continuing Limited Partners (or their permitted transferees). Shares of Class B common stock are transferable only together with an equal number of Partnership Interests. Shares of Class B common stock will be retired on a one-for-one basis if we, at the election of a Continuing Limited Partners (or its permitted transferee), exchange Partnership Interests of such Continuing Limited Partners (or its permitted transferee) pursuant to the terms of the Exchange Agreement.
Holders of Class B common stock are entitled:
•to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, with the number of shares of Class B common stock held by the Continuing Limited Partners being equivalent to the number of Partnership Interests held by the Continuing Limited Partners. The voting power afforded to the Continuing Limited Partners by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock.

Holders of Class B common stock are not entitled:
•to receive, on a pro rata basis, dividends, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and
•upon our liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The holders of our Class B common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class B common stock is not subject to future calls or assessments by us.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
    Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant.
    Our ability to pay dividends on our Class A common stock is subject to our subsidiaries’ (including Holdings’) ability to pay dividends to us, which is in turn subject to the restrictions set forth in the ABL Credit Agreement and the Term Loan Credit Agreement, as applicable.

Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The powers, preferences, and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all of other series at any time outstanding. As of the date of the Annual Report, no shares of our authorized preferred stock will be currently outstanding. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.
Annual Stockholders Meeting
Our By-laws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Voting
The affirmative vote of the holders of at least a plurality of the votes cast in respect of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, by the rules and regulations of any stock exchange applicable to us, under our Certificate of Incorporation or under our By-laws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.
Delaware law would require holders of our Class A common stock and Class B common stock to vote separately as a single class in the following circumstances:
•if we amend our Certificate of Incorporation to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or
•if we amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.
Board Designation Rights
Pursuant to the Stockholders Agreement, the CD&R Investors have specified board designation and other rights. See “Item 13. Certain Relationships and Related Party Transactions, and Director Independence” of the Annual Report.

Anti-Takeover Effects of Our Certificate of Incorporation and By-Laws
The provisions of our Certificate of Incorporation and By-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Authorized But Unissued Shares of Common Stock
Our shares of authorized and unissued Class A common stock are available for future issuance without additional stockholders approval, subject to the rules and regulations of any stock exchange applicable to us. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Authorized But Unissued Shares of Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the Class A common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Class A common stock.
Classified Board of Directors
In accordance with the terms of our Certificate of Incorporation, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our Certificate of Incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be fewer than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our Certificate of Incorporation also provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to the Stockholders Agreement with respect to the director designation rights of the CD&R Investors. Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors
Our Certificate of Incorporation provides that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock then entitled to vote at an election of directors until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock. Thereafter, our Certificate of Incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock then entitled to vote at an election of directors.
Special Meetings of Stockholders
Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Chair of our board of directors or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority of the voting power of the outstanding shares of our common stock until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock. Thereafter, the stockholders are not permitted to call a special meeting of stockholders.

Stockholder Advance Notice Procedure
Our By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The By-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary not earlier than 120 days prior to such annual meeting and not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
No Stockholder Action by Consent
Our Certificate of Incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders; provided that stockholder action may be taken by consent in writing or electronic transmission in accordance with the DGCL in lieu of a meeting until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock.
Amendments to Certificate of Incorporation and By-Laws
Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock then entitled to vote thereon; provided that, at any time when the CD&R Investors (together with their affiliates) beneficially own shares of our common stock representing less than 40% of the total voting power of the outstanding shares of our common stock, specified provisions of our Certificate of Incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our common stock then entitled to vote thereon, including, but not limited to, the provisions governing:

•liability and indemnification of directors;
•corporate opportunities;
•elimination of stockholder action by consent in writing or electronic transmission if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;
•prohibition on the rights of stockholders to call a special meeting if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;
•removal of directors for cause if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;
•classified board of directors;
•required approval of the holders of at least 66 2/3% of the voting power of the outstanding shares of our common stock to amend our By-laws and certain provisions of our Certificate of Incorporation if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock; and
•choice of forum for certain actions

In addition, our By-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors so long as a quorum is present, or by the affirmative vote of the holders of (x) as long as the CD&R Investors (together with their affiliates) beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 66 2/3%, of the voting power of the outstanding shares of our common stock then entitled to vote thereon.
These provisions make it more difficult for any person to remove or amend any provisions in our Certificate of Incorporation and By-laws, which may have an anti-takeover effect.
Delaware Anti-Takeover Law
In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in “business combinations,” such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an “interested stockholder,” including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our Certificate of Incorporation provides that we have elected not to be subject to Section 203 of the DGCL or any successor provision to Section 203 for so long as the CD&R Investors (together with their affiliates) own, directly or indirectly, at least five percent of the total voting power of the outstanding shares of our common stock. From and after the date that Section 203 by its terms would, but for the applicable provisions of our Certificate of Incorporation, apply to us and the CD&R Investors (together with their affiliates) cease to beneficially own, directly or indirectly, at least five percent of the total voting power of the outstanding shares of our common stock, we will be governed by Section 203.